EXHIBIT 2

                                                                  CONFORMED COPY

                            SHARE PURCHASE AGREEMENT

                                 BY AND BETWEEN

                           ADVENT INVESTMENTS PTE LTD

                                       AND

                            SCAILEX CORPORATION LTD.

                              DATED: 12 AUGUST, 2009


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                               TABLE OF CONTENTS

SECTION 1 - DEFINITIONS

Section 1.1      Definitions .............................................     4
Section 1.2      Construction ............................................    12
Section 1.3      Headings ................................................    12
Section 1.4      Exhibits ................................................    12
Section 1.5      No Strict Construction ..................................    13

SECTION 2 - PURCHASE AND SALE OF THE PURCHASE SHARES

Section 2.1      Agreement to Purchase and Sell ..........................    13
Section 2.2      Purchase Price ..........................................    13
Section 2.3      Deposit .................................................    14
Section 2.4      Closing .................................................    15
Section 2.5      Conditions to Closing ...................................    17
Section 2.6      Tax Withholding .........................................    18
Section 2.7      Sale On "As Is" Basis ...................................    19

SECTION 3 - REPRESENTATIONS AND WARRANTIES OF THE SELLER

Section 3.1      Organisation and Authority ..............................    20
Section 3.2      Capitalisation ..........................................    20
Section 3.3      Consents and Approvals; No Conflict .....................    21
Section 3.4      Litigation ..............................................    21
Section 3.5      Related Party Transactions ..............................    21
Section 3.6      Disclaimer of Other Representations and Warranties ......    21

SECTION 4 - REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Section 4.1      Organisation and Authority ..............................    21
Section 4.2      Capitalisation ..........................................    22
Section 4.3      Consents and Approvals; No Conflict .....................    22
Section 4.4      Brokers .................................................    22
Section 4.5      Litigation ..............................................    22
Section 4.6      Financing ...............................................    23
Section 4.7      Additional Assurances ...................................    23
Section 4.8      Investment Matters ......................................    23
Section 4.9      Other Information .......................................    24
Section 4.10     Licences and Related Regulations ........................    25
Section 4.11     Condition of the Company ................................    25
Section 4.12     Acknowledgement .........................................    25

SECTION 5 - COVENANTS

Section 5.1      Interim Covenants .......................................    25
Section 5.2      Capitalisation of the Purchaser .........................    27
Section 5.3      Announcements ...........................................    27
Section 5.4      Insurance Arrangements ..................................    29
Section 5.5      Further Assurance .......................................    29
Section 5.6      Financing ...............................................    31

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SECTION 6 - LIMITATIONS ON LIABILITIES

Section 6.1      Survival ................................................    31
Section 6.2      Limitations on Liability of the Seller ..................    31
Section 6.3      Time Limits .............................................    32
Section 6.4      Net Losses and Subrogation ..............................    33

SECTION 7 - TERMINATION

Section 7.1      Right of Parties to Terminate ...........................    33
Section 7.2      Procedure Upon Termination ..............................    34
Section 7.3      Effect of Termination ...................................    34
Section 7.4      Specific Performance ....................................    36

SECTION 8 - MISCELLANEOUS

Section 8.1      Parties in Interest; Assignment .........................    36
Section 8.2      Notices .................................................    37
Section 8.3      Successors and Assigns ..................................    38
Section 8.4      Expenses ................................................    38
Section 8.5      Delays or Omissions; Waiver .............................    38
Section 8.6      Amendment ...............................................    39
Section 8.7      Entire Agreement ........................................    39
Section 8.8      Severability ............................................    39
Section 8.9      Counterparts; Facsimile Signatures ......................    39
Section 8.10     Governing Law; Jurisdiction .............................    39
Section 8.11     No Third-Party Beneficiaries ............................    39

EXHIBITS AND SCHEDULES
Exhibit A              -     Form of Resignation Letter
Schedule 2.2           -     Debt Instrument
Schedule 2.4(a)(ii)    -     Non-resigning Directors
Schedule 3             -     Seller Disclosure Schedule
Schedule 3.2(a)        -     Company's capitalisation table
Schedule 4.2           -     Any issue of Purchaser's shares or other Equity
                             Securities
Schedule 5.1(c)        -     Related party agreements which shall remain intact

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                            SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT is made and entered into as of 12 August, 2009, by and between:

(1) ADVENT INVESTMENTS PTE LTD, a corporation duly organised under the laws of Singapore, having its registered office at 1 Temasek Avenue, #27-01, Millenia Tower, Singapore 03919 (the "SELLER"); and

(2) SCAILEX CORPORATION LTD., a corporation duly organised under the laws of Israel, having its registered office at 48 Ben- Zion Galis St., Segula Industrial Park, Petach Tikva, Israel 49277 (the "PURCHASER").

The Seller and the Purchaser are referred to herein collectively, as "PARTIES", and each of them, separately, as a "PARTY".

WHEREAS:

(A) On the date hereof, the Seller is the sole legal and beneficial owner of 78,940,104 ordinary shares, par value NIS 0.01 each in Partner Communications Company Ltd., a public company organised and existing under the laws of the State of Israel (the "COMPANY"), whose securities are listed on The NASDAQ Global Market and on the Tel Aviv Stock Exchange, and such shares representing, on the date hereof, approximately 51.31% of the issued and outstanding share capital of the Company which, for the avoidance of doubt, shall exclude all treasury shares of the Company (the "PURCHASE SHARES").

(B) Upon the terms and subject to the conditions set forth herein, the Seller wishes to sell the Purchase Shares to the Purchaser and the Purchaser wishes to purchase the Purchase Shares from the Seller, all in accordance and subject to the terms herein.

(C) The Parties agree that the Purchaser is purchasing the Purchase Shares on an "as is" basis and that the Seller makes no representations or warranties with respect to the Company, its Subsidiaries (as defined below) or their respective condition, other than those representations and warranties expressly set forth in Section 3 herein.

(D) The Parties wish to set forth herein all of the terms and conditions that shall govern the sale and purchase of the Purchase Shares hereunder.

NOW THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, and intending to be legally bound hereby, the Parties agree as follows:

1.   DEFINITIONS

     1.1 DEFINITIONS. In addition to the terms defined in the preamble and the recitals above, the following terms shall have the following meanings:

          AFFILIATE                 A Person Controlling, Controlled by or under
                                    common Control with a Person, and if such Person first stated above is a natural person, a Relative of such person.

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          ALLOWED DISTRIBUTIONS     As defined in SECTION 2.1.

          ANTITRUST APPROVAL        As defined in SECTION 2.5(a)(ii).

          AGREEMENT                 This Share Purchase Agreement, as may be
                                    amended and/or restated from time to time, including all schedules, exhibits and annexes attached hereto or referenced hereby.

          BASE PURCHASE PRICE       As defined in SECTION 2.2.

          BOARD                     The Board of Directors of the Company.

          BUSINESS DAYS             Any day on which banks are open for business
                                    in the State of Israel, Singapore and New
                                    York City.

          CASH CONSIDERATION        As defined in SECTION 2.2.

          CELLCOM BUSINESS          Any distribution or related business of
                                    Purchaser or any of its Affiliates with
                                    Cellcom Israel Ltd. or any of its Affiliates
                                    (including, without limitation, those assets and liabilities acquired by the Purchaser or any of its Affiliates pursuant to that certain asset purchase agreement dated
                                    August 21, 2008, as such assets and
                                    liabilities are in existence as of such
                                    date).

          CERTIFICATE OF TAX        As defined in SECTION 2.4(a)(iv).
          EXEMPTION

          CLAIMING PARTY            As defined in SECTION 6.3.

          CLOSING                   As defined in SECTION 2.4.

          CLOSING DATE              As defined in SECTION 2.4.

          CLOSING PURCHASE PRICE    As defined in SECTION 2.2
          AMOUNT

          COMPANY                   As defined in RECITAL (A).

          CONTRACT With respect to any Party, all agreements, undertakings, contracts, arrangements, understandings and/or commitments (i) to which such Party is a party, (ii) under which such Party has any rights, (iii) under which such Party has any liability or (iv) by which such Party, or any of the assets or properties owned or used by such Party, is bound.

          CONTROL OR CONTROLLED OR  The ability, directly or indirectly, to
          CONTROLLING               direct the activities of the relevant
                                    entity, including, without limitation, the holding of (i) more than 50% of the issued share capital, or (ii) such share capital as carries directly or indirectly, more than 50% of the shareholder votes in a general meeting or the ability to appoint or elect more than 50% of the directors or equivalent of such entity.

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          DEBT INSTRUMENT           As defined in SECTION 2.2.

          DEPOSIT                   As defined in SECTION 2.3.

          DISTRIBUTIONS             The payment, directly or indirectly, of any
                                    dividend or the transfer of any asset given by the Company to a shareholder of the Company by virtue of his or her right as a shareholder, whether in cash, shares or other securities of the Company, or in any other manner, or the cancellation of indebtedness of a shareholder of the Company owed to the Company.

          DUE DILIGENCE MATERIALS   Any of the information set forth in (i)
                                    materials made available to the Purchaser or its Affiliates or Representatives in any "data room" (virtual or otherwise), including financial projections or other projections, (ii) management presentations relating to the Company made available to the Purchaser or its Affiliates or Representatives, (iii) responses provided by or on behalf of the Seller, the Company or their respective Affiliates or
                                    Representatives to questions submitted by or on behalf of the Purchaser or its Affiliates or Representatives, whether orally or in writing, and (iv) materials prepared by or on behalf of the Seller or the Company or their respective Affiliates or
                                    Representatives and provided in writing to the Purchaser or its Affiliates or Representatives, in each case, in expectation or furtherance of the transactions contemplated by this Agreement.

          END DATE                  As defined in SECTION 7.1(c).

          EQUITY SECURITIES         Warrants, options, convertible securities,
                                    convertible debt and any other instrument or security convertible into shares or other capital securities of an entity.

          EXCHANGE INFORMATION      As defined in SECTION 4.8(f).

          GOVERNMENTAL AUTHORITY    In any jurisdiction, including the State of
                                    Israel, the United States and Singapore, any
                                    (i) national, federal, state, local, foreign or international government, (ii) court, arbitral or other tribunal, (iii) governmental or quasi-governmental authority of any nature (including any political subdivision, instrumentality, branch, department, official or entity), or (iv) agency, commission, authority or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

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          HK LISTING RULES          Rules Governing the Listing of Securities on
                                    HKSE.

          HKSE                      The Stock Exchange of Hong Kong Limited.

          HOSTILE STATE             Any of the following states: Iran, Syria,
                                    Lebanon, North-Korea, Libya, Saudi-Arabia,
                                    Sudan, Pakistan, Iraq, Yemen, and any other state that does not maintain diplomatic relations with the State of Israel.

          HTIL SHAREHOLDERS         As defined in SECTION 2.5(c)( iii).
          APPROVAL

          INITIAL END DATE          As defined in SECTION 7.1(c).

          INTEREST PAYMENT          As defined in SECTION 2.2.

          INTERESTED PARTY          In respect of any Person (other than a
                                    natural person), any Person holding at least
                                    5% any of type of means of control of that Person (namely, the right to vote in the general meeting of shareholders of a corporation or in the equivalent body of an entity that is not a corporation; the right to appoint a director or the chief executive officer or an equivalent position; the right to participate in the distribution of the profits of that Person; and the right to participate in the distribution of the surplus assets of that Person upon liquidation).

                                    For the purpose of this definition,
                                    "holding" shall mean, the holding, whether directly or indirectly, alone or with others, including through others, including a trustee or agent, or by means of a right vested by agreement, including an option to hold that does not stem from convertible securities, or in any other manner.

          INTERIM PERIOD            As defined in SECTION 5.1(a).

          JSDA                      The Japan Securities Dealers Association.

          KLFB                      Kanto Local Finance Bureau, Japan.

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          LIBOR                     In relation to any amount due and payable
                                    under this Agreement to accrue interest at, or at a rate by reference to, LIBOR, the interest rate published by the British Bankers Association (the "LIBOR PUBLISHER") for successive periods of one month commencing on the Rate Fixing Day as being the average at several banks of the "LIBOR Rate" offered in the Inter-Bank Market in London for loans in US$ for an amount equal to then outstanding amount and for a period of one month (1 month). The said average shall be determined in accordance with the rules of the LIBOR Publisher for selection of banks and computing of average on the Rate Fixing Day. The said average shall be rounded upward up to one-eighth of a per cent and the result shall constitute LIBOR for purposes of this Agreement. For the purpose of this definition, the Rate Fixing Date shall mean (x) for purpose of SECTION 2.2., the date of this Agreement, and (y) for purpose of SECTION 7.3(D), the date on which an amount was due but unpaid.

          LICENCES The following licences granted by the MoC to the Company or any of its Subsidiaries, as amended and/or restated from time to time:

                                    (a) the mobile telephone licence,
                                        dated April 7, 1998 (the "MOBILE
                                        TELEPHONE LICENCE");
                                    (b) the domestic fixed-line licence,
                                        dated January 15, 2007;
                                    (c) the internet access licence, dated
                                        April 8, 2008; and
                                    (d) the network end-point licence,
                                        dated January 31, 2007.

          LICENCES AND RELATED      The Licences, and any regulations,
          REGULATIONS               licences, and governmental approvals,
                                    authorisations, consents and
                                    permits promulgated by the MoC from time to time with respect to or in connection with the telecom sector in Israel (including mobile telephony; international telephony;
                                    domestic fixed- line telephony; internet access; transmission or data communications), to the extent such regulations, licences, or governmental approvals apply to the Company or any of its Subsidiaries, or the Purchaser.

          LOSS OR LOSSES            Any and all losses, liabilities,
                                    obligations, costs, claims, damages, awards, judgments and expenses (including reasonable attorney fees).

          MoC                       The Israeli Ministry of Communications.

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          MoC APPROVAL              As defined in SECTION 2.5(a)(i).

          NEW INSURANCE POLICIES    As defined in SECTION 5.4.

          NIS New Israeli Shekels, the lawful currency of the State of Israel

          NDAs Non-Disclosure Agreement dated July 2, 2009 and entered into between the Seller and the Purchaser (the "SELLER NDA") and the Non-Disclosure Undertaking given on July 20, 2009 by the Purchaser in favour of the Company

          NYSE                      New York Stock Exchange, Inc.

          MATERIAL ADVERSE EFFECT   any event, occurrence or development having
                                    a material adverse effect on the business, financial condition or results of operations of the Company or on the ability to obtain financing for transactions of similar nature and size; PROVIDED, HOWEVER, that an adverse effect on the business of the Company that results from any one or more of the following shall not constitute a "Material Adverse Effect" and shall not be considered in determining whether a
                                    "Material Adverse Effect" has occurred: (i) changes in political conditions in general;
                                    (ii) any natural disaster or any acts in the State of Israel of massive military action or war (whether or not declared), and other acts of hostility of similar nature and magnitude, whether or not occurring or commenced before or after the date of this Agreement, (iii) changes in laws or orders or interpretations thereof or changes in accounting requirements or principles; (iv) the announcement or pendency of the transactions contemplated by this Agreement or other communication by the Purchaser or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to any business of the Company, including, without limitation, losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (v) the consummation of the transactions contemplated by this Agreement or any actions by the Purchaser or Seller taken pursuant to this Agreement or in connection with the transactions contemplated thereby;
                                    (vi) any failure by the Company to meet any internal projections or forecasts and seasonal changes in the results of operations of the Company; or (vii) any matter of which the Purchaser has actual knowledge on the date of this Agreement.

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          ORGANISATIONAL DOCUMENTS  In respect of any entity, the memorandum of association, articles of association,
                                    certificate of incorporation, by-laws,
                                    certificate(s) of designation or other
                                    constitutional documents of any type.

          PERSON Any individual, firm, corporation (including any nonprofit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organisation (including unincorporated organisation), other entity or governmental authority.

          PLEDGE RELEASE            As defined in SECTION 2.5(c)(iv)

          PURCHASER                 As defined in the Preamble.

          PURCHASER INTERESTED      (a) As of the date hereof, each Person which
          PARTY                     would be an Interested Party in the Company
                                    by virtue of its direct or indirect interest in the Purchaser, assuming solely for such purpose, that Closing had occurred on the date of this Agreement, and (b) as of the Closing, each Person which would be an Interested Party in the Company by virtue of its direct or indirect interest in the Purchaser, immediately following the
                                    Closing. For the avoidance of doubt, such Person shall include, without limitation, each of the Purchaser's controlling shareholders.

          PURCHASE PRICE            As defined in SECTION 2.2.

          PURCHASE SHARES           As defined in paragraph (A) of the Recitals,
                                    and any further shares or other Equity
                                    Securities issued in respect of the Purchase
                                    Shares in the framework of, or in connection with, a share combination or subdivision, share split, reverse share split, share dividend, distribution of bonus shares or any other reclassification, reorganisation or recapitalisation of the Company's share capital on or after the date of this Agreement and prior to the Closing Date.

          PURCHASER DIRECTORS       As defined in SECTION 2.4(c).

          REASONABLE CONDITION      As defined in SECTION 5.5(c).

          REGULATION S              As defined in SECTION 4.8(c).

          RELATIVE Spouse, sibling, parent, parent's parent, offspring or the spouse's offspring and the spouse of each of these.

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          RELATIONSHIP AGREEMENT    The restatement of relationship agreement,
                                    dated April 20, 2005, by and among the
                                    "Founding Shareholders or their Substitutes"
                                    (as such expression is defined in Section
                                    21.8 of the Mobile Telephone Licence).

          REPRESENTATIVES           Of any Person, such Person's directors,
                                    managers, members, officers, employees,
                                    agents, advisors and representatives
                                    (including, without limitation, legal
                                    advisors, accountants, consultants,
                                    financial advisors, financing sources and any representatives of such advisors or financing sources).

          RESPONSIBLE PARTY         As defined in SECTION 6.3.

          SAMSUNG BUSINESS          Any distribution or related business of
                                    Purchaser or any of its Affiliates of
                                    "Samsung" cellular equipment (including, without limitation, those assets and liabilities acquired by the Purchaser or any of its Affiliates pursuant to that certain asset purchase agreement dated August
                                    21, 2008, as such assets and liabilities are in existence as of such date).

          SECURITIES ACT            The U.S. Securities Act of 1933, as amended
                                    from time to time.

          SECURITY INTERESTS        All trusts, liens, mortgages, charges,
                                    attachments, judgments, pledges, options, rights of first refusal, rights of possession, restrictions on transfer, voting agreements, sale/leasebacks or similar arrangements, security interests or other rights or claims of others or restrictions or encumbrances of any character whatsoever.

          SELLER                    As defined in the Preamble.

          SELLER DEPOSIT ACCOUNT    Account number 260-052758-690 at The
                                    Hongkong and Shanghai Banking Corporation
                                    Limited, Singapore Branch, in the name of the Seller.

          SELLER DIRECTORS          As defined in SECTION 2.4(a)(ii).

          SELLER DISCLOSURE         As defined in SECTION 3.
          SCHEDULE

          SELLER KNOWLEDGE          The actual knowledge, without inquiry or
                                    investigation of any of the Seller
                                    Directors.

          SHARE TRANSFER DEED       As defined in SECTION 2.4(a)(i).

          SPECIAL FIXED-LINE        As defined in SECTION 4.10.
          REGULATIONS

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          SUBSIDIARIES              Any entity in which the Company holds: (i)
                                    more than 50% of the issued share capital or participation interests; (ii) such share capital as carries directly or indirectly, more than 50% of the shareholder votes in a general meeting; or (iii) the ability to appoint or elect more than 50% of the directors or equivalent of such entity.

          TAXES All taxes, charges, fees, duties, levies or other assessments which are imposed by any Governmental Authority, including any interest, penalties or additions attributable thereto.

          THRESHOLD AMOUNT          As defined in SECTION 6.2(b).

          US$                       US dollars, the lawful currency of the
                                    United States of America

          WITHHOLDING CONFIRMATION  As defined in SECTION 2.4(b)(viii).

     1.2  CONSTRUCTION.

          In this Agreement, unless the context otherwise requires:

          (a) words and defined terms expressed in the singular number shall include the plural and vice versa, and words expressed in the masculine shall include the feminine and neuter gender and vice versa;

          (b) the term "including" shall be interpreted to mean "including (without limitation)" whenever such term appears in this Agreement (and the terms "include" and "includes" shall be similarly interpreted);

          (c) the term "law" shall include any by-law, rule, regulation, executive orders, judgment, order, ruling, issued or given by any Governmental Authority and/or stock exchange, applicable to a Party; and

          (d) the words "hereof", "herein", "hereto" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

     1.3  HEADINGS.

          The paragraph headings are for the sake of convenience only and shall not affect the interpretation of this Agreement.

     1.4  EXHIBITS.

          The recitals, schedules, appendices, annexes and exhibits hereto form an integral part of this Agreement. When a reference is made in this Agreement to a Recital, a Section, an Exhibit or Schedule, such reference shall be to a Recital of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

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     1.5  NO STRICT CONSTRUCTION.

          The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.

2.   PURCHASE AND SALE OF THE PURCHASE SHARES

     2.1  AGREEMENT TO PURCHASE AND SELL.

          Subject to the terms and conditions of this Agreement, at and subject to the Closing, the Seller hereby agrees to sell, transfer, assign and deliver to the Purchaser, and the Purchaser hereby agrees to purchase from the Seller, all of the Purchase Shares, free and clear of any Security Interests, together with all rights attaching or accruing to them (except for the quarterly Distribution declared by the Company to be paid on 13 October 2009, the right to which shall remain with the Seller ("ALLOWED DISTRIBUTION") but including the right to receive all other Distributions declared by reference to (a) a record date falling between the date hereof and the Closing Date, or (b) a record date falling on or after the Closing) provided however that if the Closing occurs after 1 December 2009 (other than as a result of any reason solely attributable to the Seller in which case such date shall be delayed until such time as such reason shall cease to exist, the right to the quarterly Distribution to be declared by the Company ("Q3 2009 DISTRIBUTION") shall be apportioned between the Purchaser and the Seller such that (i) the Seller shall be entitled to a factor of the Q3 2009 Distribution the numerator of which is the number of days which elapse between the Closing Date and 13 October 2009 (both days inclusive) and the denominator of which is the number of days which elapse between 13 October 2009 and the date of payment of Q3 2009 Distribution ("SELLER Q3 2009 DISTRIBUTION ENTITLEMENT"); and (ii) the Purchaser shall be entitled to the balance of such Q3 2009 Distribution.

     2.2  PURCHASE PRICE.

          In full consideration for the purchase by the Purchaser of the Purchase Shares, the Purchaser shall pay to the Seller and the Seller shall receive NIS 5,290,960,470.60 (which is based on a US$17.50 per Purchase Share on an agreed exchange rate of US$1.00=NIS3.83) (the "BASE PURCHASE PRICE"). The Base Purchase Price shall be payable in either NIS or, at the request of the Seller, United States dollars as to such portion of the Base Purchase Price and to be acquired (the conversion commission for which will be borne by the Purchaser) from such local bank(s) as directed by the Seller. The Base Purchase Price shall be paid by the Purchaser to the Seller as follows: (a) NIS 4,141,960,470.60 in cash (the "CASH CONSIDERATION"); and (b) Three Hundred Million United States dollars (US$300,000,000) by way of delivery, or procuring that it is delivered, to the Seller a secured debt instrument of Purchaser made payable to or to order of Seller, its Affiliate to be nominated prior to the Closing Date, or its permitted assignee(s), in the principal amount of Three Hundred Million United States Dollars (US$300,000,000) otherwise in form and substance reasonably acceptable to the Parties and substantially on the terms set forth in SCHEDULE 2.2 attached hereto and such other terms and conditions as are customary in vendor loan documentation of similar size (the "DEBT INSTRUMENT"). The Base Purchase Price shall accrue interest at a rate of LIBOR from the date hereof until the Closing Date (the "INTEREST PAYMENT", and together with the Base Purchase Price, the "PURCHASE PRICE").

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          The Cash Consideration shall be reduced by (i) the net amount of the
          Distributions (other than any Allowed Distributions and any Seller Q3 2009 Distribution Entitlement) of the Company received by the Seller during the period commencing on the date hereof and ending on the date immediately preceding the Closing Date, and (ii) any amount of the Deposit actually paid to Seller pursuant to the terms hereof (including any interest accrued thereon up to the date immediately prior to the Closing Date in accordance with the terms of SECTION 2.3 hereunder) (the Cash Consideration as so reduced plus the Interest Payment "CLOSING PURCHASE PRICE AMOUNT"). At the Closing Date and subject to Closing occurring, the Purchaser shall pay to the Seller the Closing Purchase Price Amount in cash by wire transfer of immediately available funds to the account(s) the details of which shall be designated in writing, no later than two (2) Business Days prior to the Closing Date, by the Seller to the Purchaser.

     2.3  DEPOSIT

          Upon execution of this Agreement, the Purchaser shall deposit an amount in cash equal to Twenty Five Million United States dollars (US$25,000,000) in the Seller Deposit Account (the "DEPOSIT"). The Deposit shall be held and disposed by the Seller to the credit of either the Seller or the Purchaser, in accordance with the terms and conditions of this Agreement. Any interest accruing on the Deposit shall be to the credit of the Party that ultimately will receive the Deposit in accordance with the terms of this Agreement. At Closing, the Deposit and the interest earned thereon shall be released to the Seller promptly pursuant to the terms hereof and be applied to and credited against the Purchase Price in accordance with SECTION 2.2.

          If Closing does not occur, the Deposit (including any interest accrued thereon) shall be payable in full to the Seller in the circumstances set forth in SECTIONS 7.3(b) and 7.3(d) or to the Purchaser in the circumstances set forth in SECTION 7.3(c). If the circumstances do not result in the full payment of the Deposit to the Seller pursuant to SECTIONS 2.3, 7.3(b) or 7.3(d), the Deposit (including any interest accrued thereon) shall be released to the Purchaser promptly after termination of this Agreement.

          To the extent that the Seller shall be required to release the Deposit to the Purchaser after termination of this Agreement, the Seller will be entitled to withhold and deduct from the payment of any Deposit (including any interest accrued thereon), the maximum amount required to be withheld and deducted under any applicable law and/or any and all taxes which are payable on such Deposit (including any interest accrued thereon). To the extent that amounts are so withheld by the Seller, they shall be treated for all purposes of this Agreement as having been paid to the Purchaser.

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     2.4  CLOSING.

          The closing of the transactions contemplated hereby, including, the purchase and sale of the Purchase Shares and the payment of the Purchase Price (the "CLOSING"), shall take place at the offices of the Seller's Israeli counsel in connection with the transactions contemplated hereby, Herzog, Fox & Neeman, Asia House, 4 Weizmann Street, Tel Aviv, Israel, two (2) Business Days after the satisfaction of the last of the conditions precedent set forth in SECTION 2.5 (other than those conditions which by their terms must be satisfied at the Closing, which such conditions shall be satisfied at Closing) or on such other date and at such other time and place as is mutually agreed by the Parties (such date, the "CLOSING DATE").

          At the Closing, the following actions and occurrences will take place, all of which shall be deemed to have occurred simultaneously and no action shall be deemed to have been completed and no document or certificate shall be deemed to have been delivered, until all actions are completed and all documents and certificates delivered:

          (a) The Seller will deliver, or cause to be delivered, to the Purchaser the following documents:

               (i) A share transfer deed in respect of the Purchase Shares, validly executed by the Seller as transferor of the Purchase Shares, in accordance with the Company's Organisational Documents (the "SHARE TRANSFER DEED");

               (ii) Written letters of resignations in respect of all existing directors of the Company and its Subsidiaries (other than the directors listed on SCHEDULE 2.4(a)(ii)) (such resigning directors, the "SELLER DIRECTORS"), effective as of the Closing Date, in the form attached hereto as EXHIBIT A;

               (iii) A certificate signed on behalf of the Seller by a duly authorised officer of the Seller, dated as of the Closing Date, certifying as to the satisfaction of the conditions set forth in SECTION 2.5(b);

               (iv) Subject to SECTION 2.6 and to the extent issued to the
                    Seller by the Israeli Tax Authority, a certificate which provides for an exemption from withholding or a reduced withholding rate in respect of the payment of the Base Purchase Price or the Purchase Price, as the case may be (the "CERTIFICATE OF TAX EXEMPTION");

               (v) The Debt Instrument validly executed by the Seller or its nominee;

               (vi) A capitalisation table of the Company in accordance with
                    Section 3.2(a) as of the date as close as possible to the Closing Date, but in any event no later than five (5) Business Days prior to the Closing Date.

          (b) The Purchaser shall deliver, or cause to be delivered, to the Seller the following documents:

               (i) The Share Transfer Deed validly executed by the Purchaser as transferee of the Purchase Shares;

               (ii) Payment of the Closing Purchase Price Amount by wire
                    transfer of immediately available funds to one or more bank account(s) designated by the Seller in accordance with
                    SECTION 2.2;

               (iii) The Debt Instrument and all documentation ancillary thereto
                    (all in form and substance which the Seller shall reasonably consider necessary with respect to the granting of the loan under the Debt Instrument and in respect of the creation, registration, and perfection of the collateral to be granted under the Debt Instrument) validly executed by the Purchaser and all other relevant parties;

               (iv) A duly executed copy of the Relationship Agreement or any similar undertaking by the Purchaser in form satisfactory to both the Seller and the Purchaser for the replacement of the Seller as a party under the Relationship Agreement;

               (v) All information and documentation in the possession of the Purchaser, required by the Company to comply with any of the requirements set forth in the Company's Organisational Documents with respect to the transfer of the Purchase Shares hereunder;

               (vi) A certificate signed on behalf of the Purchaser by a duly authorised officer of the Purchaser, dated as of the Closing Date, certifying as to the satisfaction of the conditions set forth in SECTION 2.5(c);

               (vii) A capitalisation table in the form and substance provided for in SCHEDULE 4.2 hereof, describing the direct ownership interests in the Purchaser, any Purchaser Interested Party, and the ultimate controlling shareholders in the Purchaser at the Closing Date; and

               (viii) To the extent that the Purchaser is required to withhold any taxes according to SECTION 2.6 of this Agreement: Either
                    (A) (x) a valid confirmation, to the full satisfaction of the Seller, that all the amounts that should have been withheld by the Purchaser in accordance with SECTION 2.6 of this Agreement have been actually paid to the Israeli Tax Authority; and (y) a valid certificate of payment to the Israeli Tax Authority, on Form 0857, to the full satisfaction of the Seller, which refers to: (A) the amounts that were paid to the Seller by the Purchaser, and (B) the amount of tax that was withheld from the payment to the Seller (the "WITHHOLDING CONFIRMATION"). Purchaser shall deliver the Withholding Confirmation on the Closing Date, or
                    (B) a banker's cheque for the benefit of the Israeli Tax Authority for the amount of the required withholding which shall be deposited in escrow with Seller's counsel and be payable to the Israeli Tax Authority by the representatives of both Parties on the day of the Closing or on the first Business Day thereafter. For purposes of this section a Business Day shall mean a day on which payments to the Israeli Tax Authority can be made.

          (c) No later than fourteen (14) days after the date hereof, the Purchaser shall provide the Seller with the names and other required data of all persons recommended by the Purchaser to serve as the directors of the Company immediately following the Closing (the "PURCHASER DIRECTORS"); PROVIDED, that (i) the number of the appointed Purchaser Directors shall not exceed the number of Seller Directors; and (ii) subject to and taking into consideration the identity and classification of the directors of the Company (other than the Seller Directors), the persons recommended by the Purchaser to serve as the Purchaser Directors comply, in all respects with the requirements and qualifications provided for in the Company's Organisational Documents, the Israeli Companies Law of 1999 and any other applicable law, including, without limitation, the rules and regulations of the NASDAQ Stock Market. Subject to the Purchaser providing the Seller with the details of the Purchaser Directors, the Seller shall use commercially reasonable efforts to either: (x) propose that the Board adopts a resolution that effective of the Closing Date, the Purchaser Directors shall be appointed to serve on the Board immediately after the Closing; or (y) call a meeting of the shareholders of the Company to be held by no later than 15 November 2009 and vote its shares in the Company in favour of the adoption of a resolution that effective of the Closing Date, the Purchaser Directors shall be appointed to serve on the Board immediately after the Closing.

          (d) At the Closing, the Seller and the Purchaser shall provide the Company with the fully executed Share Transfer Deed and return to the Company the share certificates representing the Purchase Shares issued by the Company on the name of the Seller, and use commercially reasonable efforts to procure that the Company will perform the following actions: (x) record the transfer of the Purchase Shares to the Purchaser in the shareholders' register of the Company; and (y) deliver to the Purchaser a new share certificate in respect of the Purchase Shares under the name of the Purchaser in lieu of the share certificates described in SUB-SECTION 2.4(d)(i) above.

          (e) Promptly after the Closing, the Purchaser shall use commercially reasonable efforts to procure that the Company will make all public filings required under any applicable law in connection with the transaction contemplated hereby in a timely manner. It is acknowledged by the Seller, that performances by the Company of the actions specified under SUB-SECTION 2.4(d)(i) THROUGH 2.4(d)(ii) above, shall be made concurrently with the payment of the Closing Purchase Price Amount by the Purchaser to the Seller and as a preliminary condition for such payment.

     2.5  CONDITIONS TO CLOSING.

          (a) JOINT CONDITION TO CLOSING. Each Party's obligation to consummate the purchase and sale of the Purchase Shares hereunder is subject to the fulfilment, prior to or at the Closing, of each of the following conditions:

               (i) Approval of the MoC of the transactions contemplated hereby, including the purchase of the Purchase Shares pursuant to this Agreement under the Licences (the "MoC APPROVAL").

               (ii) Approval of the Israeli Antitrust Commissioner of the
                    transactions contemplated hereby (to the extent such approval is required) (the "ANTITRUST APPROVAL").

          (b) CONDITIONS TO THE PURCHASER'S OBLIGATION TO CLOSE. The Purchaser's obligation to consummate the purchase of the Purchase Shares hereunder is subject to the fulfilment, prior to or at the Closing, of each of the following conditions:

               (i) The representations and warranties of the Seller were true and correct in all material respects when made and shall be true and correct in all material respects at the Closing as though made again at the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, including the date hereof, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date).

               (ii) The Seller shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing in all material respects.

               (iii) An unconditional release of any charge or pledge over the
                    Purchase Shares shall have been obtained prior to Closing (the "PLEDGE RELEASE").

          (c) CONDITIONS TO THE SELLER'S OBLIGATION TO CLOSE. The Seller's obligation to consummate the sale of the Purchase Shares hereunder is subject to the fulfilment, prior to or at the Closing, of each of the following conditions:

               (i) The representations and warranties of the Purchaser were true and correct in all material respects when made and shall be true and correct in all material respects at the Closing as though made again at the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, including the date hereof, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date).

               (ii) The Purchaser shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing in all material respects.

               (iii) A resolution at a general meeting of the shareholders of
                    HTIL to approve the sale of the Purchase Shares hereunder (the "HTIL SHAREHOLDERS APPROVAL") shall have been passed.

               (iv) All closing conditions to the Debt Instrument becoming effective in accordance with its terms shall have been satisfied or waived by the Seller.

     2.6  TAX WITHHOLDING.

          (a) If, at or prior to the Closing, the Seller provides the Purchaser with a Certificate of Tax Exemption which provides for a complete exemption from withholding, then the Purchaser shall pay the Seller the Purchase Price in its entirety in accordance with
               SECTION 2.2 and shall not deduct or withhold any amounts from the Purchase Price.

          (b) If, at or prior to the Closing, the Seller provides the Purchaser with a Certificate of Tax Exemption which provides for a reduced withholding rate in respect of the payment of the Purchase Price, then the Purchaser shall deduct and withhold from the Purchase Price an amount which is equal to the amount which reflects the reduced withholding rate specified in the Certificate of Tax Exemption.

          (c) If, at or prior to the Closing, the Seller has not provided the Purchaser with a Certificate of Tax Exemption, then the Purchaser shall deduct and withhold from the Purchase Price the applicable amount required to be deducted and withheld pursuant to Israeli law.

          (d) Without derogating from the generality of the above, the Purchaser undertakes to comply with any reasonable conditions and instructions that may be required by the Israeli Tax Authority in the Certificate of Tax Exemption.

          To the extent that (i) all required amounts under this SECTION 2.6 are so withheld by the Purchaser; and either (ii) the amounts so withheld are actually paid to the Israeli Tax Authority; and the Purchaser provides the Seller at Closing with all the confirmations required under SECTION 2.4(b)(viii) or (iii) provides the Seller at Closing with a banker's cheque and pays promptly, but no later than One Business Day after] the Closing the required amount to the Israeli Tax Authority in accordance with the mechanism of section 2.4(b)(viii), then such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller.

          For the purposes of this subsection 2.6 the definition of a Business Day shall mean a day on which payment s to the Israeli Tax Authority can be made.

     2.7  SALE ON "AS IS" BASIS.

          THE PARTIES AGREE THAT THE PURCHASE SHARES ARE PURCHASED BY THE PURCHASER ON AN "AS IS" BASIS, NAMELY ON THE BASIS OF THE CONDITION OF THE COMPANY AND THE SUBSIDIARIES ON THE CLOSING DATE, WHETHER OR NOT ANY FACT, ACT OR CIRCUMSTANCE OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR ITS SUBSIDIARIES IS KNOWN, DISCLOSED OR DISCUSSED, AND REGARDLESS OF ANY INVESTIGATION, INQUIRY OR DISCLOSURE THAT WAS OR COULD HAVE BEEN MADE, AND WHETHER OR NOT ANY FACT OR CIRCUMSTANCE IS DIFFERENT THAN EXPECTED BY THE PURCHASER, SUBJECT ONLY TO THE REPRESENTATIONS MADE BY THE SELLER IN SECTIONS 3.1 THROUGH 3.5.

          WITHOUT DEROGATING FROM THE REPRESENTATIONS MADE BY THE SELLER IN SECTIONS 3.1 THROUGH 3.5, ANY DUE DILIGENCE MATERIALS MADE AVAILABLE TO THE PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES, DO NOT, DIRECTLY, OR INDIRECTLY, AND SHALL NOT BE DEEMED TO, DIRECTLY OR INDIRECTLY, CONTAIN REPRESENTATIONS OR WARRANTIES OF THE SELLER, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES.

3.   REPRESENTATIONS AND WARRANTIES OF THE SELLER

     As an inducement to the Purchaser to enter into this Agreement, the Seller hereby represents and warrants to the Purchaser (subject to the exceptions and qualifications set forth in the disclosure schedule attached hereto as
     SCHEDULE 3 (the "SELLER DISCLOSURE SCHEDULE") the paragraphs of which shall qualify each representation and warranty to which such disclosure is ostensibly relevant):

     3.1  Organisation and Authority.

          (a) The Seller duly and validly exists under the laws of Singapore and has all necessary company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.

          (b) Subject to the conditions specified under SECTION 2.5(c)(iii), the execution and delivery of this Agreement by the Seller, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transactions contemplated hereby have been duly authorised by all requisite corporate action on the part of the Seller and its shareholders.

          (c) This Agreement has been duly executed and delivered by the Seller, and (assuming due authorisation, execution and delivery by the Purchaser and subject to the conditions set under SECTIONS 2.5(a), 2.5(c)(iii) AND 2.5(c)(iv)) this Agreement constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganisation or similar laws in effect that affect the enforcement of creditors' rights generally, and by equitable limitations on the availability of specific remedies and by principles of equity.

     3.2  CAPITALISATION.

          (a) Based solely on confirmation provided by the Company, SCHEDULE 3.2(a) hereof accurately describes the authorised share capital of the Company as of the date hereof, the number of issued and outstanding ordinary shares of the Company, and the direct ownership interests in the Company of shareholders holding 5% or more of the outstanding share capital of the Company (including the Seller) on a fully diluted basis.

          (b) Save for the Organisational Documents, the Licences and the Relationship Agreement, there are no other Contracts to which the Seller is a party, relating to or governing the terms and conditions upon which the Purchase Shares may be transferred by the Seller.

          (c) At Closing, the Purchase Shares shall be free and clear of any charge, pledge, third party's right and all other Security Interests (other than the Relationship Agreement).

     3.3  CONSENTS AND APPROVALS; NO CONFLICT.

          Other than as specifically provided for in this Agreement (including the receipt of the MoC Approval, the Antitrust Approval, any Pledge Release and the HTIL Shareholders Approval, to the extent such approvals are required by law to be obtained by the Seller), the execution and delivery of this Agreement by the Seller, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transactions contemplated hereby do not conflict with and will not result in a breach or violation of, or a default under, or give rise to any other right which may adversely affect the consummation of the transaction contemplated under this Agreement or the Company under (i) the Organisational Documents of the Seller, and to the Seller Knowledge, the Company's Organisational Documents; (ii) any material Contract to which the Seller is a party (including, for this purpose, the Relationship Agreement); (iii) assuming that all required regulatory approvals have been obtained, any material law to which the Seller is subject, and to the Seller Knowledge, to which the Company is subject; and (iv) any right of other shareholders in the Company, to the extent granted by the Seller to such shareholders.

     3.4  LITIGATION.

          There is no injunction, judgment, decree, order or other restrictive legal proceeding against the Seller (and to the Seller Knowledge and as of the date hereof against the Company) that prevents, enjoins, or materially alters or delays the sale of the Purchase Shares by the Seller under this Agreement and the consummation of the transaction contemplated herein.

     3.5  RELATED PARTY TRANSACTIONS.

          Other than as set forth in SECTION 3.5 of the Seller Disclosure Schedule, neither the Seller nor any of its Affiliates nor any of the Seller Directors is a party to any agreement or engages in any transaction with the Company or any of its Subsidiaries, other than any such agreements or transactions that were entered into in the ordinary course of business of the Company or were made on an arm's length basis.

     3.6  DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES.

          The representations and warranties made by the Seller in this SECTION 3 are the exclusive representations and warranties made by the Seller in connection with the transactions contemplated hereby, including, without limitation, with respect to the Seller, any of its Affiliates (including the Company and any of its Subsidiaries) and their respective assets and liabilities. The Seller hereby disclaims any other express or implied representations or warranties with respect to the Seller or any of its Affiliates (including the Company and any of its Subsidiaries) or any of its Subsidiaries or any of their respective assets or liabilities.

4.   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     As an inducement to the Seller to enter into this Agreement, the Purchaser hereby represents and warrants to the Seller:

     4.1  ORGANISATION AND AUTHORITY.

          (a) The Purchaser duly and validly exists under the laws of its jurisdiction of incorporation or organisation and has all necessary company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.

          (b) The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorised by all requisite corporate action on the part of the Purchaser. No shareholders' approval of the Purchaser or any of its Affiliates is required in order to consummate any transaction contemplated by this Agreement (including the securing of financing for such transaction).

          (c) This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorisation, execution and delivery by the Seller and subject to the conditions specified UNDER SECTIONS 2.5(a) AND 2.5(b)) this Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganisation or similar laws in effect that affect the enforcement of creditors' rights generally, and by equitable limitations on the availability of specific remedies and by principles of equity.

     4.2  CAPITALISATION.

          Other than as set forth in SCHEDULE 4.2, the Purchaser has not promised to issue or undertaken an obligation to issue any shares or any other Equity Securities in the Purchaser.

     4.3  CONSENT AND APPROVALS; NO CONFLICT.

          Other than as specifically provided for in this Agreement (including the receipt of the MoC Approval and the Antitrust Approval), the execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby do not conflict and will not result in a breach or violation of, or a default under, or give rise to any other right which may adversely affect the consummation of the transaction contemplated under this Agreement under (i) the Organisational Documents of the Purchaser;
          (ii) any material Contract to which the Purchaser is a party; or (iii) assuming that all required regulatory approvals have been obtained, any material law to which the Purchaser is subject.

     4.4  BROKERS.

          No broker, finder or investment banker is entitled to any brokerage, finder's fee or other fee in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser or any of its Affiliates for which the Seller or any of its Affiliates (including the Company and its Subsidiaries) shall be liable.

     4.5  LITIGATION.

          There is no injunction, judgment, decree, order or other restrictive legal proceeding against the Purchaser that prevents, enjoins, or materially alters or delays the purchase of the Purchase Shares by the Purchaser under this Agreement and the consummation of the transaction contemplated herein.

     4.6  FINANCING.

          At the Closing, the Purchaser will have sufficient funds in the aggregate to pay in cash the Cash Consideration and any and all other amounts to the extent necessary to consummate the payments and transactions contemplated hereby, including the purchase of the Purchase Shares and payment of all anticipated expenses in connection therewith, save for the amounts to be paid through the Debt Instrument, in accordance with the terms of Section 2.2 above.

     4.7  ADDITIONAL ASSURANCES.

          (a) Save and except for Purchaser owning and/or operation the Cellcom Business and the Samsung Business, in respect of which the Purchaser hereby undertakes to take such steps as described in
               SECTION 5.5(c) below to the extent prescribed by the MoC or the Israeli Antitrust Commissioner as a condition to the grant of their respective approval with the intention that such steps will result in the MoC Approval and the Antitrust Approval being obtained, to the Purchaser's knowledge, there are no facts as of the date hereof, which if known to the MoC or the Israeli Antitrust Commissioner, would be reasonably likely to result in the denial or material delay of the Purchaser's application to obtain the MoC Approval and the Antitrust Approval or in any material conditions or stipulations on any of the Parties or their Affiliates (to the extent such approval is required) with respect to the transactions contemplated hereby. As of the date hereof, the Purchaser has no reason to expect that the MoC Approval and the Antitrust Approval (to the extent such approval is required) will not be timely obtained.

          (b) None of the Purchaser, any Purchaser Interested Party, any Person in which the Purchaser is an Interested Party, any Person an Interested Party in which is an Interested Party in the Purchaser, holds a licence in Israel for the provision of telecom services, mobile or fixed line telephony, international calls, internet access, transmission or data communications.

          (c) Neither the Purchaser, any Purchaser Interested Party, nor any Person an Interested Party in which is an Interested Party in the Purchaser is (x) a citizen or a resident of a Hostile State, or
               (y) a Person registered or incorporated in any Hostile State.

     4.8  INVESTMENT MATTERS.

          (a) The Purchase Shares are being sold to the Purchaser in reliance upon an exemption from the registration requirements of the Securities Act and are not registered under the Securities Act.

          (b) The Seller is relying upon the truth and accuracy of, and Purchaser's compliance with, the representations, warranties, agreements, acknowledgements and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Purchase Shares.

          (c) The Purchaser is not a U.S. person (as such term is defined in Regulation S under the Securities Act ("REGULATION S")) and is located outside the United States.

          (d) The Purchaser is not acquiring the Purchase Shares with a view to the resale, distribution or other disposition thereof to a U.S. person in violation of the registration requirements of any securities laws, including the U.S. securities laws.

          (e) The Purchaser has not entered into any contractual arrangement with any distributor (as such term is defined in Regulation S) with respect to the distribution of the Purchase Shares to a U.S. person.

          (f) The Purchaser hereby acknowledges that (i) the Company's shares are listed on the NASDAQ Stock Market and the Tel Aviv Stock Exchange, (ii) the Company is subject to the Securities Act, the U.S. Securities Exchange Act of 1934, as amended, and the Israeli Securities Law or 1968, as amended, (iii) the Company is therefore required to publish certain business and financial information in accordance with such laws as well as the rules and practices of such exchanges (the "EXCHANGE INFORMATION"), which includes, among other things, a description of the Company's principal activities and balance sheet, income statement and cash flow statement and any information relating to the Company and its Subsidiaries which is necessary to enable the holders of the shares of capital stock of the Company and the public to appraise the position of the Company and its Subsidiaries, and that it is able to obtain or access the Exchange Information without undue difficulty; (iv) this Agreement and the transactions contemplated hereby are subject to the HTIL Shareholders Approval required under the listing requirements of the HKSE; (v) it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment in the Purchase Shares and (vi) it has made its own investment decision regarding the Purchase Shares based on its own knowledge (and information it may have or which is publicly available) with respect to the Purchase Shares and the Company.

     4.9  OTHER INFORMATION.

          None of the information provided by the Purchaser or its Affiliates or Representatives to be included in any materials filed by the Seller or any of its Affiliates (including the Company) with any Governmental Authority or stock exchange (including, without limitation, any filings with the Israeli Securities Authority, the Tel Aviv Stock Exchange, the NASDAQ Stock Market, the NYSE, the HKSE, the JSDA and
          KLFB) will, at the time it is filed with the applicable Governmental Authority or stock exchange, or at the time it is first mailed to the shareholders of the Seller or its Affiliates (including the Company) or at the time of the meeting of the shareholders of HTIL to obtain the HTIL Shareholders Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.10 LICENCES AND RELATED REGULATIONS.

          The Purchaser and its Affiliates and Representatives have had adequate opportunity to review the Licences and Related Regulations, including, without limitation, the Mobile Telephone Licence and have received all information (legal, financial and otherwise) required by them concerning the Licences and Related Regulations and all of the terms and conditions thereto, including, without limitation, the Israeli ownership provisions set out in the section 22A of the Mobile Telephone Licence and in section 11 of the Communications Regulations (Telecommunications and Broadcasting), (Procedures and Conditions for Granting a General Specific Licence) 2004 (the "SPECIAL FIXED-LINE REGULATIONS").

     4.11 CONDITION OF THE COMPANY.

          Notwithstanding anything contained in this Agreement to the contrary, the Purchaser acknowledges and agrees that neither the Seller, the Company, its Subsidiaries nor any of their respective Affiliates or Representatives is making any representations or warranties whatsoever, express or implied, beyond those expressly given by Seller in SECTIONS 3.1 THROUGH 3.5, including as to projections, forecasts or forwards-looking statements provided to the Purchaser or its Affiliates or Representatives or the accuracy or completeness of the Due Diligence Materials.

     4.12 ACKNOWLEDGEMENT.

          The Purchaser acknowledges that it has voluntarily decided to enter into this Agreement, to purchase the Purchase Shares from the Seller and to consummate the transactions contemplated herein. The Purchaser hereby confirms that (i) it has had adequate opportunity to select and consult with its financial, tax, accounting and legal advisors regarding the terms, conditions, rights and obligations set forth in this Agreement and (ii) it and its Affiliates and Representatives have had full access to the Due Diligence Materials and it had the opportunity to receive information (legal, financial and otherwise) concerning the business and financial condition of the Company and its Subsidiaries.

5.   COVENANTS

     5.1  INTERIM COVENANTS.

          (a) From the date of this Agreement until the Closing Date (the "INTERIM PERIOD"), the Seller undertakes, subject to the duties of the Seller under applicable law as a controlling shareholder in the Company, in its capacity as a shareholder of the Company to exercise its voting rights as a shareholder of the Company, to object to the passing of any shareholders' resolution of the Company with respect to the following matters: (i) any amendment and/or change and/or alteration of the Company's Organisational Documents, unless any such amendment or change or alteration is required by law; (ii) voluntarily liquidation of the Company or any of the Company's Subsidiaries, and/or the engagement in any arrangement with all, or a class of, the creditors of the Company and/or of the Company's Subsidiaries; (iii) any related party transaction by and between the Company or any of its Subsidiaries, on the one hand, and the Seller or any of its Affiliates (other than the Company or any of its Subsidiaries), on the other hand, which requires the approval of the Company's shareholders; (iv) any merger and/or any other change in the corporate structure of the Company and/or any of the Company's Subsidiaries which requires the approval of the Company's shareholders; and (v) any other material transaction and/or action which is not in the ordinary course of the Company and/or of the Company's Subsidiaries which requires the approval of the Company's shareholders.

          (b) The Seller shall not dispose of any interest in the Purchase Shares or any of them or grant any option over or create after the date hereof any Security Interest over the Purchase Shares or any of them. The Seller shall use all means required in order to obtain the Pledge Release.

          (c) Subject to the duties of the Seller under applicable law as a controlling shareholder in the Company, the Seller shall use commercially reasonable efforts to procure (x) a meeting of the audit committee to adopt a resolution granting, at Closing, registration rights to the Purchaser for a period of five (5) years following the Closing Date on terms and conditions similar to the terms and conditions of that certain registration rights agreement, dated October 26, 1999, by and among the Seller, the Company and the other parties thereto (the "REGISTRATION RIGHTS RESOLUTION"); (y) a meeting of the Board to adopt the Registration Rights Resolution; and (z) in the event that the audit committee of the Company and the Board adopt the Registration Rights Resolution, a meeting of the shareholders of the Company and to vote in favour of the Registration Rights Resolution.

          (d) Nothing in this SECTION 5.1 shall inhibit or otherwise restrict the Company or any of its Subsidiaries from conducting its business during the Interim Period either (A) in the ordinary course of business, including, taking any of the following actions: (i) obtaining financing required for the ongoing business activity of the Company or any of its Subsidiaries, including issuance of bonds; (ii) purchasing, selling or leasing or the granting any other third party rights or security interests in or over the non-material assets of the Company or any of its Subsidiaries; (iii) declaring, setting aside or paying any Distribution with respect to any shares of the Company or any of its Subsidiaries; PROVIDED, that any Distributions of the Company to its shareholders shall be in accordance with the Company's stated dividend policy as of the date hereof; (iv) agreeing to or performing any retention bonus plan or scheme for the benefit of certain members of the management of the Company or any of its Subsidiaries in an amount not in excess of US$12,000,000; (v) submission of bids to acquire MIRS Communications Limited; (vi) granting of share options pursuant to the terms of its existing share option plan or issuing shares pursuant to exercise of options granted or to be granted pursuant to such option plan; and (vii) obtaining and maintaining any licences and permits required for the business activity of the Company or any of its Subsidiaries, or (B) subject to SECTION 5.1(e), in anticipation of and/or in preparation for the consummation of the sale and purchase of the Purchase Shares contemplated by this Agreement, including agreeing to any variation or termination of any of the outstanding arrangements or transactions made between the Seller or any of its Affiliates (other than the Company or any of its Subsidiaries) and the Company or any of its Subsidiaries whether or not set forth in
               SECTION 3.5 of the Seller Disclosure Schedule and on terms approved by the Board.

          (e) In respect of the agreements enumerated in Schedule 5.1(c), the Seller shall use its reasonable commercial endeavours after the date of this Agreement and prior to Closing to assist and facilitate the Company in its discussions and negotiations with the respective counterparties to these agreements ("Counterparties") with a view to securing for the Company after Closing (a) the novation to the Company of the rights and obligations of the Company under the relevant agreements, where such novation is contemplated by the terms of the Related Party Transactions, or (b) where no such novation is contemplated by the agreements, the benefits, rights and obligations (subject to similar limitations and restrictions) on no less favourable terms as those applicable to the Company under the relevant agreements as if were a subsidiary of HTIL (and HTIL remains a subsidiary of Hutchison Whampoa Limited) or as an entity named in the relevant agreements as being entitled to take the benefit of the agreements (the "COMMERCIAL BENEFITS"). The Purchaser acknowledges that the Seller does not exercise Control over any of the Counterparties and the final terms and conditions upon which any Commercial Benefits are conferred on the Company will reflect the arm's length negotiations to be undertaken by the Company's management.

     5.2  CAPITALISATION OF THE PURCHASER.

          From the date of this Agreement until the Closing Date, the Purchaser shall not issue or promise to issue or undertake any obligation to issue any shares or any other Equity Securities in the Purchaser, if any such action would reasonably be expected to materially delay or impede any of the Parties' ability to consummate the transactions contemplated by this Agreement (including, without limitation, the Purchaser's ability to obtain the MoC Approval and the Antitrust Approval).

     5.3  ANNOUNCEMENTS.

          (a) Neither Party nor any of its Subsidiaries shall (and each Party shall use all reasonable efforts to procure that none of its Affiliates (other than the Company and its subsidiaries) issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Party, which approval will not be unreasonably conditioned, withheld or delayed, unless disclosure is otherwise required by applicable law or by the applicable rules of or listing agreement with any stock exchange on which the securities of a Party or its Affiliates are traded securities (including, without limitation, any filings with the Israeli Securities Authority, the Tel Aviv Stock Exchange, the NASDAQ Stock Market, the NYSE, the HKSE, the JSDA and KLFB).

          (b) Without derogating from the generality of SECTIONS 5.3(a) above and 5.3(e) below, the Purchaser undertakes to promptly provide the Seller and its Affiliates (including the Company and any of its Subsidiaries) with all information requested by the Seller or any of its Affiliates (including by or in respect of the Company and any of its Subsidiaries) concerning the Purchaser, its Subsidiaries, directors, officers and, direct or indirect, shareholders, including, without limitation, with regard to (a) the ownership interests in the Purchaser, (b) the identity of the ultimate controlling shareholders in the Purchaser and the percentage of their direct or indirect holdings in the Purchaser) and (c) such other matters as may be reasonably necessary or advisable at the reasonable discretion of the Seller or any its Affiliates (including by or in respect of the Company and any of its Subsidiaries) in connection with the HTIL Shareholders Approval or any other statement, filing, notice or application made by or on behalf of the Seller or any of its Affiliates (including by or in respect of the Company and any of its Subsidiaries) to any third party and/or any Governmental Authority (including for the purpose of obtaining the MoC Approval, the Antitrust Approval, the Certificate of Tax Exemption and/or to comply with the rules or regulations of any securities law or listing agreement with any stock exchange applicable to the Seller or any of its Affiliates) in connection with the transactions contemplated by this Agreement.

          (c) Without derogating from the generality of SECTIONS 5.3(a) above AND 5.3(e) below, the Seller undertakes to promptly provide the Purchaser and its Affiliates with all information requested by the Purchaser or any of its Affiliates concerning the Seller, its Subsidiaries, directors and officers as may be reasonably necessary or advisable at the reasonable discretion of Purchaser or any its Affiliates in connection with any statement, filing, notice or application made by or on behalf of the Purchaser or any of its Affiliates to any third party and/or any Governmental Authority (including for the purpose of obtaining the MoC Approval, the Antitrust Approval and/or to comply with the rules or regulations of any securities law or listing agreement with any stock exchange applicable to the Purchaser or any of its Affiliates) in connection with the transactions contemplated by this Agreement.

          (d) Nothing in SECTIONS 5.3(a) above AND 5.3(e) below shall: (i) prevent the Parties from providing any of their Affiliates (including, the Company and any of its Subsidiaries) or their shareholders, any details or information regarding this Agreement, the transaction contemplated hereby, the identity of the other Party and its, direct and indirect, shareholders to the extent that such details or information are required for the approval of this Agreement and the transaction contemplated herein by any of them; and (ii) prevent the Purchaser from providing any lenders, institutions and other entities which will provide loans/credit to the Purchaser for the purpose of the consummation of the transactions provided in this Agreement (including by means of issuance of bonds and/or prospectus), any details or information regarding this Agreement and the transaction contemplated herein to the extent that such details or information shall be required for the purpose of financing the purchase of the Purchase Shares by the Purchaser.

          (d) Nothing in this SECTION 5.3 shall prevent the Seller or any of its Affiliates (including the Company and any of its Subsidiaries), or the Purchaser or any of its Affiliates, from providing the Israeli Antitrust Commissioner, the MoC (or to any other Governmental Authority whose consent shall be required in respect of the consummation of the transactions under this Agreement) any details or information regarding this Agreement, the transaction contemplated hereby, the identity of the Parties and their, direct and indirect, shareholders, the Company, their respective business and operations or any other information, to the extent that such details or information are required for the obtaining of the abovementioned approvals and authorisations.

          (e) The Parties acknowledge and agree that the NDAs shall not be terminated as a result or by virtue of Closing.

     5.4  INSURANCE ARRANGEMENTS.

          The Purchaser acknowledges and agrees that, upon Closing, all insurance coverage provided in relation to the Company and its Subsidiaries pursuant to policies maintained by the Seller or its Affiliates (other than the Company and its Subsidiaries) shall cease and terminate, and no further coverage shall be available to the Company and its Subsidiaries under any such policies. The Purchaser shall use reasonable commercial efforts to procure the Company and its Subsidiaries to engage in insurance policies covering the Company and its Subsidiaries currently or previously maintained by the Seller or its Affiliates (the "NEW INSURANCE POLICIES"), in effect as of the Closing. For the avoidance of doubt, after the Closing, none of the Purchaser or any of its Affiliates (including, the Company and its Subsidiaries) shall be entitled to any recovery whatsoever under any part of any insurance policy maintained by the Seller or any of its Affiliates.

     5.5  FURTHER ASSURANCE.

          (a) The Purchaser shall file all applications with and provide all information to (x) the Israeli Antitrust Commissioner in connection with obtaining the Antitrust Approval, and (y) the MoC in connection with obtaining the MoC Approval.

          (b) The Seller shall use its commercially reasonable efforts to cause the Company to file all applications with and provide all information to (x) the Israeli Antitrust Commissioner in connection with obtaining the Antitrust Approval and (y) the MoC in connection with obtaining the MoC Approval.

          (c) Upon the terms and subject to the conditions set forth in this Agreement, and to applicable laws, the Purchaser agrees to take, or cause to be taken, all actions necessary, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transaction contemplated by this Agreement, including the following: (i) taking all commercially reasonable actions requested by the MoC or the Israeli Antitrust Commissioner, as the case may be, or necessary to resolve any objections that may be asserted by the MoC or the Antitrust Commissioner with respect to the transactions contemplated by this Agreement; (ii) taking all commercially reasonable acts necessary to cause the conditions to Closing as set forth in
               SECTION 2.5(a) (subject to the immediately subsequent paragraph) and SECTIONS 2.5(c)(i) and 2.5(c)(ii) to be satisfied as promptly as practicable; (iii) providing any available information requested by the Seller, the Company, any of their respective Affiliates, the MoC and/or the Israeli Antitrust Commissioner in connection with the MoC Approval and the Antitrust Approval; and
               (iv) taking all commercially reasonable efforts to obtain all other necessary waivers, consents and approvals from Governmental Authorities and other third parties and making all necessary registrations and filings and taking all commercially reasonable steps as may be necessary to obtain such approval or waiver from or to avoid an action or proceeding by any such Governmental Authorities or third party.

               Without limiting the generality of the foregoing and for the avoidance of doubt, the Purchaser shall accept and perform in a timely manner any commercial reasonable condition or stipulation from the MoC or the Israeli Antitrust Commissioner speculated or otherwise imposed as a condition to the MoC Approval or the Antitrust Approval as the case may be. It is hereby agreed that any condition or stipulation of the MoC or the Israeli Antitrust Commissioner with respect to: (1) divestiture, sale or transfer of the Cellcom Business or any portion thereof prior to Closing or any reasonable time thereafter; or (2) any condition regarding the business behavior of the Purchaser, any of its Affiliates or associated with respect to the operation of the Samsung Business or corporate separation of the Samsung Business to be accomplished prior to Closing or any reasonable time thereafter; shall be all deemed commercial reasonable condition or stipulation and the Purchaser shall take all actions necessary to comply with such condition or stipulation in a timely manner (such conditions or stipulations set forth in clauses (1) and (2), a "REASONABLE CONDITION").

               Without limiting the generality of the foregoing, the Purchaser and its Affiliates shall: (A) comply with and be obligated to accept any and all conditions pertaining to the minimal required holdings of the Company's Israeli Shareholders (as such term is defined in the Mobile Telephone Licence and the Special Fixed-Line Regulations), unless such condition was waived by the MoC, (B) comply with and be obliged to accept all terms and conditions which apply to the Seller in the Relationship Agreement, including in order to satisfy the terms and conditions of section 22A of the Mobile Telephone Licence, and execute the Relationship Agreement or any similar agreement and/or an undertaking for the replacement for the Seller thereunder, (C) at the sole cost of the Purchaser and its Affiliates, comply with all reasonable restrictions and conditions, if any, imposed or requested by the MoC and the Antitrust Commissioner imposed on the Seller in connection with granting any necessary approvals for the consummation of the transaction contemplated hereby as further detailed in the two preceding paragraphs of this SUBSECTION 5.5(c), and (D) oppose fully and vigorously any request for, the entry of, and seek to have vacated or terminated, any order, judgment, decree, injunction or ruling of any Governmental Authority that could restrain, prevent or delay the Closing, all to the extent such actions are not prohibited under any applicable law.

          (d) The Seller shall use its commercially reasonable efforts to assist and to cooperate with the Purchaser and the Company in obtaining the approvals required under SECTIONS 5.5(a) and (b) above and shall use its commercially reasonable efforts to cause the conditions to Closing set forth in SECTIONS 2.5(a) (to the extent that the approvals provided for in that SECTION 2.5(a) are required by law to be obtained by the Seller) AND 2.5(b) to be satisfied as promptly as practicable.

          (e) The Seller shall use its commercially reasonable efforts to procure that (i) a circular in relation to the sale of the Purchase Shares by the Seller is despatched to HTIL shareholders, such circular to include a recommendation from the directors of HTIL that shareholders vote in favour of the resolution to approve the sale of the Purchase Shares on terms consistent with the terms hereof (provided only that to do so is not inconsistent with their fiduciary duties under applicable law), and (ii) an extraordinary general meeting of the shareholders of HTIL is convened to seek the approval of its shareholders for the sale of the Purchase Shares. The Seller shall procure that an undertaking by the shareholders of over 50% of HTIL's issued shares to vote in favour of the sale of the Purchase Shares to the Purchaser on and subject to the terms of this Agreement is supplied to the Purchaser no later than (10) Business Days after the date of this Agreement.

          (f) Each of the Parties shall promptly notify the other Party of any written communication made to or received by such party or its Affiliates from the MoC or the Israeli Antitrust Commissioner regarding any of the transactions contemplated hereby, and, subject to applicable law, if practicable, permit the other Party to review in advance any proposed written communication to the MoC or the Israeli Antitrust Commissioner and incorporate the other Party's reasonable comments, not agree to participate in any substantive meeting or discussion with or in the MoC or the Israeli Antitrust Commissioner in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by the MoC or the Israeli Antitrust Commissioner, gives the other Party the opportunity to attend, and subject to applicable law, furnish the other Party with copies of all correspondence, filings and written communications between them and their Affiliates and their respective Representatives on one hand and the MoC or the Israeli Antitrust Commissioner or its respective staff on the other hand, with respect to this Agreement and the transactions contemplated hereby.

     5.6  FINANCING.

          Without prejudice to or in any qualifying the representation and warranty given by the Purchaser under SECTION 4.6, the Purchaser shall promptly notify the Seller of any fact or development which may adversely affect in any material way the ability of the Purchaser to obtain any of the financing in connection with this Agreement and the transactions contemplated herein in timely manner.

6.   LIMITATIONS ON LIABILITIES

     6.1  SURVIVAL.

          All representations and warranties of the Parties contained herein shall survive for a period of twenty four (24) months after the Closing Date, excluding the representations and warranties contained in SECTIONS 3.1, 3.2(a) and (b) and 4.1 which shall survive for seven
          (7) years from the Closing Date. All covenants, agreements and obligations contained in this Agreement shall survive until performed or complied with in full.

     6.2  LIMITATIONS ON LIABILITY OF SELLER.

          (a) Notwithstanding any other provisions of this Agreement to the contrary, the Seller shall not have any liability under or in connection with this Agreement or the transactions contemplated hereby for any Losses with respect to any individual claim (as the case may be) unless and until such Losses claimed exceed Three Million United States dollars (US$3,000,000) ("DE MINIMIS AMOUNT"); PROVIDED, HOWEVER, that such limitation shall not apply to any breach by the Seller of the representations and warranties set forth in SECTION 3.2.

          (b) Notwithstanding any other provisions of this Agreement to the contrary, the Seller shall not have any liability under or in connection with this Agreement or the transactions contemplated hereby, unless and in each case only to the extent that, the Purchaser shall have incurred or suffered aggregate Losses in excess of Fifteen Million United States dollars (US$15,000,000) (the "THRESHOLD AMOUNT") disregarding any individual claim that does not exceed the De Minimis Amount, and then to the extent the amount of Purchaser's Losses exceeds the Threshold Amount, the Purchaser shall be entitled to recover the Threshold Amount, as well as the amount of Losses in excess of the Threshold Amount.

          (c) Notwithstanding any other provision of this Agreement to the contrary, the Seller shall not have any liability under or in connection with this Agreement or the transactions contemplated hereby in excess of the Purchase Price.

          (d) Each of the Seller and the Purchaser will only be liable for actual direct Losses, and in no event shall either Party have any liability for special, speculative, punitive, indirect, consequential or multiple-based damages or for lost profits or lost business opportunities, with regard to any claims hereunder.

          (e) Each Party shall take all steps to mitigate any Losses it would otherwise suffer upon becoming aware of any event which would reasonably be expected to, or does, give rise to Losses, including incurring costs only to the extent reasonably necessary or appropriate to remedy the breach which gives rise to the Losses.

          (f) In calculating amounts of any Losses payable to a Party hereunder, the amount of any Losses shall be determined without duplication of any other Losses for which such Party claim has been made under any other representation, warranty, covenant, or agreement.

     6.3  TIME LIMITS.

          Any right to seek remedy for any breach of this Agreement shall only apply to Losses with respect to which the Seller or the Purchaser, as the case may be (the "CLAIMING PARTY") shall have notified in writing the Purchaser or the Seller, as the case may be (the "RESPONSIBLE PARTY") within the applicable time period set forth in SECTION 6.1. Further, if any claim is timely asserted under SECTION 6.1, the Claiming Party shall only have the right to bring an action, suit or proceeding with respect to such claim within six months after first giving the Responsible Party notice thereof.

     6.4  NET LOSSES AND SUBROGATION.

          (a) Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by any Claiming Party shall be based on actual Losses incurred and shall be calculated after giving effect to: (i) any insurance proceeds received by the Claiming Party from any insurance policy provided or maintained by or on behalf of the Company, any of its Subsidiaries, the Seller, the Purchaser or any of their respective Affiliates with respect to such Losses; (ii) any net Tax benefit realised by the Claiming Party arising from the facts or circumstances giving rise to such Losses; and (iii) any recoveries obtained by the Claiming Party (or any of its Affiliates) from any other third party.

          (b) Each Claiming Party shall exercise commercially reasonable efforts to obtain such proceeds, benefits and recoveries, and to take all reasonable actions to mitigate the amount of any Losses incurred or suffered by such Claiming Party.

          (c) If any such proceeds, benefits or recoveries are received by a Claiming Party with respect to any Losses after an Responsible Party has made a payment to the Claiming Party with respect thereto, the Claiming Party shall promptly, but in any event no later than ten (10) Business Days after the receipt, realization or recovery of such proceeds, benefits or recoveries, pay to the Responsible Party the amount of such proceeds, benefits or recoveries (up to the amount of the Responsible Party's payment).

          (d) Upon making any payment to a Claiming Party in respect of any Losses, the Responsible Party will, to the extent of such payment, be subrogated to all rights of the Claiming Party against any third party in respect of the Losses to which such payment relates. Such Claiming Party and Responsible Party will execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

7.   TERMINATION

     7.1  RIGHT OF PARTIES TO TERMINATE.

          This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:

          (a)  by mutual written consent of the Parties;

          (b) by the Seller, if the Seller has knowledge, through SECTION 5.6 or otherwise, of any fact, circumstance or development which would reasonably be expected to have a material adverse effect on the Purchaser's ability to obtain sufficient financing to pay the Purchase Price pursuant to this Agreement in timely manner; PROVIDED, that the Purchaser has not cured any such matter within twenty (20) Business Days following receipt by the Purchaser of written notice of such matter;

          (c) by the Seller by written notice to the Purchaser, if the Closing has not occurred on or prior to the close of business on December 16, 2009 (the "INITIAL END DATE"); PROVIDED, HOWEVER, that the Seller may by written notice to the Purchaser served prior to the Initial End Date, request to extend the Initial End Date on one or more occasions through and including February 16, 2010 (the "END DATE"), in that case no Party may terminate this Agreement according to this SECTION 7.1(c) prior to such extended date; and

          (d) by the Purchaser by written notice to the Seller, if the Closing has not occurred on or prior to the close of business on the Initial End Date PROVIDED HOWEVER, that the Purchaser may only extend the Initial End Date up to twice, i.e. to 16 January 2010 and 16 February 2010 and on each occasion the extension notice is accompanied by a payment of an Additional Deposit in the amount of US$10 million each in the Seller Deposit Account, in that case no Party may terminate this Agreement according to this SECTION 7.1(c) prior to such extended date. Any Additional Deposit paid pursuant to the foregoing shall be treated in the same way as the Deposit paid pursuant to Clause 2.3, MUTATIS MUTANDIS.

          The right of a Party to terminate this Agreement pursuant to this
          SECTION 7.1 shall not be available to the Party whose failure to fulfil or cause to be fulfilled, in any manner, any obligation under this Agreement has contributed to the failure of the Closing to have occurred by the Initial End Date (or, if the Party extends the Initial End Date pursuant to this SECTION 7.1(c) or 7.1(d), by such Initial End Date or End Date), whether such failure was caused by such Party's intentional failure, by its omission or failure to act or otherwise through any fault of such Party.

     7.2  PROCEDURE UPON TERMINATION.

          In the event the Purchaser or the Seller, or both, elect to terminate this Agreement pursuant to SECTION 7.1, written notice thereof shall be given to the other Party, and following compliance with SECTION 7.3 below, this Agreement shall terminate without further action of the Parties.

     7.3  EFFECT OF TERMINATION.

          (a)  If either Party validly terminates this Agreement pursuant to
               SECTION 7.1, following compliance with SECTIONS 7.3(b), 7.3(c), 7.3(d) or 7.3(e) below (as applicable), the Parties shall be released from all liabilities and obligations arising under this Agreement with respect to the matters contemplated by this Agreement and this Agreement shall terminate and become void and have no effect and, subject to compliance with SECTIONS 7.3(b), 7.3(c) OR 7.3(d) below (as and to the extent applicable), the Deposit and all interest accrued thereon shall be returned by the Seller to the Purchaser; PROVIDED, that the obligations of the Parties set forth in SECTION 5.3 (ANNOUNCEMENTS), SECTION 7.2 (PROCEDURE UPON TERMINATION), this SECTION 7.3 (EFFECT OF TERMINATION), SECTION 8.2 (NOTICES), SECTION 8.4 (EXPENSES),
               SECTION 8.7 (ENTIRE AGREEMENT), and SECTION 8.10 (GOVERNING LAW; JURISDICTION) shall survive any such termination and shall be enforceable hereunder; PROVIDED further, that nothing in this
               SECTION 7.3(a) shall relieve the Purchaser or the Seller of any liability for fraud or wilful breach of this Agreement.

          (b) The Parties agree that if this Agreement is terminated pursuant to:

               (i) SECTION 7.1(b), save where such termination by the Seller is as a result of a Material Adverse Effect;

               (ii) SECTION 7.1(c) and all the conditions to closing set forth in SECTION 2.5 shall have been satisfied and the Purchaser shall have failed to consummate the transaction contemplated hereby at Closing for any reason in a timely manner, save where such failure is as a result of the occurrence of a Material Adverse Effect; or

               (iii) SECTION 7.1(c) and the joint conditions for Closing set forth in SECTION 2.5(a) above or the Seller conditions for Closing set forth in section 2.5(c) above shall have failed to be satisfied due to any acts and/or omissions made by the Purchaser deliberately, wilfully or by negligence, and/or due to non-compliance by the Purchaser of any of the Purchaser's obligations hereunder with respect to the MoC Approval and the Antitrust Approval (including non-compliance with Section 5.5(c)), (for the avoidance of any doubt any failure of the Purchaser to fully comply with any Reasonable Condition, shall be deemed to constitute a fault of the Purchaser and not a fault of the Seller or a breach by the Seller), then and only then, in view of the difficulty of estimating with exactness the damages to the Seller which will result from any such termination, the Parties agree as liquidated damages, and not as a penalty, that (x) the Seller shall keep and have full title of the full amount of the Deposit and all interest accrued thereon and the Purchaser shall have no title or claim in the Deposit; and (y) the Purchaser shall pay to the Seller, no later than the third (3rd) Business Day following such termination an amount in cash equal to the difference between ten percent (10)% of the Purchase Price and the amount of the Deposit required by the Seller pursuant to clause (x) above, as an exclusive remedy, without however, having the need to prove any actual damages incurred by the Seller, and the Parties hereby acknowledge that such liquidated damages are reasonable to cover such potential damages in respect thereby, and the Purchaser hereby waives any right or claim in respect thereto.

          (c) The Parties agree that if this Agreement is terminated pursuant to:

               (i) SECTION 7.1(c) and all the conditions to closing set forth in SECTION 2.5 shall have been satisfied and the Seller shall have failed to consummate the transactions contemplated hereby at Closing for any reason); or

               (ii) SECTION 7.1(b) and the Seller conditions for Closing set forth in section 2.5(c)(iii) or (iv) above shall have failed to be satisfied due any failure to obtain the HTIL Shareholders Approval or the Pledge Release;

               then and only then, in view of the difficulty of estimating with exactness the damages to the Purchaser which will result from any such termination, the Parties agree as liquidated damages, and not as a penalty, that (x) the Seller shall release the Deposit to the Purchaser and the Purchaser shall have full title of the full amount of the Deposit and Seller shall have no title or claim in the Deposit; and (y) the Seller shall pay to the Purchaser, no later than the third (3rd) Business Day following such termination an amount in cash equal to ten percent (10)% of the Purchase Price, as an exclusive remedy, without however, having the need to prove any actual damages incurred by the Purchaser, and the Parties hereby acknowledge that such liquidated damages are reasonable to cover such potential damages in respect thereby, and the Seller hereby waives any right or claim in respect thereto.

          (d) The Parties agree that if this Agreement is terminated pursuant to:

               (i) SECTION 7.1(c) and the joint conditions for Closing set forth in SECTION 2.5(a) above have failed to be satisfied, for any reason other than due to any fault or breach on the part of any Party;

               (ii) SECTION 7.1(d) and all the conditions to Closing set forth in SECTION 2.5 shall have been satisfied and the Purchaser shall have failed to consummate the transaction contemplated hereby at Closing as a result of the occurrence of a Material Adverse Effect; or

               then and only then, in view of the difficulty of estimating with exactness the damages to the Seller which will result from any such termination, the Parties agree as liquidated damages, and not as a penalty, that the Seller shall keep and have full title of the full amount of the Deposit, any Additional Deposit and all respective interest accrued thereon and the Purchaser shall have no title or claim in the Deposit or any Additional Deposit, and such retention of the Deposit and any Additional Deposit shall be an exclusive remedy, without however, having the need to prove any actual damages incurred by the Seller, and the Parties hereby acknowledge that such liquidated damages are reasonable to cover such potential damages in respect thereby, and the Purchaser hereby waives any right or claim in respect thereto.

          (e) If any Party fails to pay any amount payable by it under this Agreement (including under this SECTION 7.3) when such amount is due, such Party shall pay interest on all amounts outstanding hereunder at the rate of three percent (3%) per annum over LIBOR from time to time, calculated by reference to the actual number of days elapsed for the period from the date such amount was due up to and including the date of actual payment (after as well as before judgment) and on the basis of a 360-day year in full to the other Party.

     7.4  SPECIFIC PERFORMANCE.

          It is hereby clarified, that, subject to SECTIONS 7.3(b), (c), AND (d) above, nothing in this SECTION 7 shall be deemed in any way as preventing the Parties from seeking specific performance of this Agreement.

8.   MISCELLANEOUS

     8.1  PARTIES IN INTEREST; ASSIGNMENT.

          (a) This Agreement is binding upon and is solely for the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party may assign this Agreement or any portion thereof without the written consent of the other Party. Any attempted assignment not in compliance with the terms of this Agreement is null and void.

          (b) Notwithstanding SECTION 8.1(a) above but without prejudice to the restrictions contained therein, the Purchaser may: (i) subject to any necessary approvals of any Governmental Authority (including the MoC), pledge all or any part of its rights under this Agreement to any bank and/or other financial institutions which shall provide full or partial funding for the Purchaser in respect of the purchase of the Purchase Shares under this Agreement; and (ii) have the right to enter into any Contract with respect to the sale of any Purchase Shares; PROVIDED that
               (x) the Purchaser shall remain the holder of no less than 36% of the Company's issued shares immediately following the consummation of any such sale, (y) the consummation of such sale may not occur prior to Closing; and (z) any such Contract (including the entering into of such Contract) would not reasonably be expected to materially delay or impede the Purchaser's ability to consummate the transactions contemplated by this Agreement in a timely manner.

     8.2  NOTICES.

          All notices or other communications hereunder shall be in writing and shall be given in person, by registered mail (registered international air mail if mailed internationally), by an overnight courier service which obtains a receipt to evidence delivery, or by facsimile transmission (provided that written confirmation of receipt is provided) with a copy by mail, addressed as set forth below:

          If to the Seller:            Advent Investments Pte Ltd
                                       1 Coleman Street
                                       #08-07 The Adelphi
                                       Singapore
                                       Facsimile: +65 6448 1512
                                       Attn.: The Board of Directors

          With a copy to (which shall  c/o 22/F, Hutchison House
          not constitute notice):      10 Harcourt Road,
                                       Hong Kong
                                       Facsimile: +852 2128 1778
                                       Attn.: The Company Secretary

          With a copy to (which shall  Herzog, Fox & Neeman
          not constitute notice):      Asia House, 4 Weizmann Street,
                                       Tel Aviv 64239, Israel
                                       Facsimile: +972 3 696 6464
                                       Attn: Alan Sacks, Adv. & Ehud Sol, Adv.

          If to the Purchaser:         Scailex Corporation Ltd.
                                       48 Ben Zion Galis St,
                                       Segula Industrial Park,
                                       Petach Tikva, Israel 49277
                                       Facsimile: +972 3 930 0424
                                       Attn.: CEO

          With a copy to (which shall  Gross, Kleinhendler, Hodak, Halevi,
          not constitute notice):      Greenberg & Co.
                                       One Azrieli Center
                                       Tel-Aviv 67021, Israel
                                       Facsimile: + 972 3 691 4177
                                       Attn.: Rona Bergman Naveh, Adv.

          or such other address as any Party may designate to the other in accordance with the aforesaid procedure. All communications delivered in person or by courier service shall be deemed to have been given upon delivery, those given by facsimile transmission shall be deemed given on the Business Day following transmission with confirmed answer back, and all notices and other communications sent by registered mail (or air mail if the posting is international) shall be deemed given five (5) Business Days after posting.

     8.3  SUCCESSORS AND ASSIGNS.

          This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

     8.4  EXPENSES.

          (a) Save as otherwise provided in this Agreement, each Party shall be responsible for its own expenses in connection with this Agreement and the negotiation, execution and consummation of the transactions contemplated herein.

          (b) Any stamp or other documentary or transaction duties shall be borne by the Parties in equal parts. Each Party shall bear all other taxes arising as a result or payable in respect of this Agreement or its implementation all to the extent such taxes apply on each Party under applicable law.

          (c) The Seller shall pay or procure that it is paid to the Purchaser (or as it may direct) upon request by the Purchaser on the first and second anniversary of the Closing and against production of supporting evidence for such payment by the Company, an aggregate amount equal to 25.655% of the compensation, if any, which the Company pays to members of the management pursuant to and in accordance with retention bonus plan or scheme which has been approved by the Seller prior to the date hereof.

     8.5  DELAYS OR OMISSIONS; WAIVER.

          The rights of a Party may be waived by such Party only in writing and, specifically, the conduct of any one of the Parties shall not be deemed a waiver of any of its rights pursuant to this Agreement and/or a waiver or consent on its part as to any breach or failure to meet any of the terms of this Agreement or an amendment hereto. A waiver by a Party in respect of a breach by the other Party of its obligations shall not be construed as a justification or excuse for a further breach of its obligations.

          No delay or omission to exercise any right, power, or remedy accruing to any Party upon any breach or default by the other under this Agreement shall impair any such right or remedy nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein or in any similar breach or default thereafter occurring.

     8.6  AMENDMENT.

          This Agreement may be amended or modified only by a written document signed by all the Parties.

     8.7  ENTIRE AGREEMENT.

          This Agreement (together with the recitals, schedules, appendices, annexes and exhibits hereto) and the Seller NDA contain the entire understanding of the Parties with respect to its subject matter and all prior negotiations, discussions, agreements, commitments and understandings between them with respect thereto not expressly contained herein shall be null and void in their entirety, effective immediately with no further action required.

     8.8  SEVERABILITY.

          If a provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect the validity or enforceability in that jurisdiction of any other provision hereof or the validity or enforceability in other jurisdictions of that or any other provision hereof.

          Where provisions of any applicable law resulting in such illegality, invalidity or unenforceability may be waived, they are hereby waived by each Party to the full extent permitted so that this Agreement shall be deemed valid and binding agreements, in each case enforceable in accordance with its terms.

     8.9  COUNTERPARTS; FACSIMILE SIGNATURES.

          This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A signed Agreement received by a Party via facsimile will be deemed an original, and binding upon the party who signed it.

     8.10 GOVERNING LAW; JURISDICTION.

          The Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to the principles thereof relating to conflict of laws. The Parties hereby consent and submit to the exclusive jurisdiction of the competent courts of Tel Aviv-Jaffa, Israel, which shall have jurisdiction to hear all disputes arising in connection with this Agreement and no other courts shall have any jurisdiction whatsoever in respect of such disputes.

     8.11 NO THIRD-PARTY BENEFICIARIES.

          Nothing in this Agreement shall create or confer upon any Person, other than the Parties or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                  [SIGNATURE PAGE OF SHARE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered on the date herein above set forth.

1.   ADVENT INVESTMENTS PTE LTD

     BY:
     Signature: (sgd)             (initialled)
                ------------------------------------
     Name: Robin Sng              Canning Fok
     Title: Director

2.   SCAILEX CORPORATION LTD.

     BY:
     Signature: (sgd)                (sgd)
                ------------------------------------
     Name: Ilan Ben Dov           Yahel Shachar
     Title: Chairman         Chief Executive Officer

                                    EXHIBIT A

                               FORM OF RESIGNATION

                               RESIGNATION LETTER

     The undersigned, [NAME OF THE SELLER APPOINTED DIRECTOR] (hereinafter, the "SELLER DIRECTOR"), acting in his capacity as a director of [THE COMPANY]/ [APPLICABLE SUBSIDIARY], hereby agrees to the following:

     The Seller Director hereby tenders his resignation as a director of [THE COMPANY] / [APPLICABLE SUBSIDIARY] and as a director, officer, trustee, agent, or fiduciary of any other corporation, partnership, joint venture, employee benefit plan, trust, entity, or enterprise of any kind whatsoever that is an Affiliate of the Company or any of its Subsidiaries.

     All capitalised terms used but not otherwise defined herein shall have the respective meanings set forth in the Share Purchase Agreement, dated as of _______, 2009, by and between Advent Investments Pte Ltd. and [PURCHASER].

Date: _______________, 2009

____________________________
[NAME OF DIRECTOR]

                                  SCHEDULE 2.2

                                 DEBT INSTRUMENT

--------------------------------------------------------------------------------
Borrower:           Scailex Corporation Ltd. ("Scailex")

--------------------------------------------------------------------------------
Purpose:            Finance acquisition of Partner Shares

--------------------------------------------------------------------------------
Amount:             US$300mm

--------------------------------------------------------------------------------
Currency:           US$

--------------------------------------------------------------------------------
Ranking:            Pari Passu with banks (subject to their agreement)

--------------------------------------------------------------------------------
Security:           Stage 1 - Lien on 8,571,429 Partner Shares and 2nd Lien on
                    8,571,429 Partner shares

                    Stage 2 - Lien on 12,857,144 Partner Shares and 2nd Lien on 4,285,714 Partner shares

                    Stage 3 until maturity: Lien on 17,142,858 Partner Shares

--------------------------------------------------------------------------------
Maturity:           4.5 years

--------------------------------------------------------------------------------
Coupon:             Stage 1: 4% per annum, payable semi annually

                    Stage 2: 3% per annum, payable semi annually

                    Stage 3: 2% per annum until maturity, payable semi annually

--------------------------------------------------------------------------------
Call Protection:    Non Call Life

--------------------------------------------------------------------------------
Covenants:          Mandatory Prepayment to include, but not limited to, the
                    following:

                         o    Change of Control
                         o    Asset / Entire Company sale

--------------------------------------------------------------------------------
Listing:            Ability to list Note on an agreed exchange on agreed terms

--------------------------------------------------------------------------------
Voting rights:      None

--------------------------------------------------------------------------------
Governing Law:      Israeli

--------------------------------------------------------------------------------
Other Terms:        Right of first refusal

--------------------------------------------------------------------------------

                               SCHEDULE 2.4(a)(ii)

                             NON-RESIGNING DIRECTORS

DIRECTORS OF PARTNER COMMUNICATIONS COMPANY LTD.

1.   Moshe Vidman
2.   Erez Gissin
3.   Uzia Galil
4.   Amikam Shorer
5.   Dr Michael J Anghel

DIRECTORS OF PARTNER FUTURE COMMUNICATIONS 2000 LTD.

1.   David Avner
2.   Erez Gissin

DIRECTOR OF PARTNER NET LIMITED

Sole director: Partner Communications Company Ltd.

                                   SCHEDULE 3
                           SELLER DISCLOSURE SCHEDULE
                           [Intentionally left blank]

                                 SCHEDULE 3.2(a)
                         COMPANY'S CAPITALISATION TABLE

Authorised share capital of the Company: 235,000,000

Number of issued and outstanding ordinary shares of the Company (excluding all treasury shares of the Company consisting of 4,467,990 ordinary shares):
153,848,431

The following is a list of all shareholders of the Company holding 5% or more of the outstanding share capital of the Company:

                                              PERCENTAGE OF THE OUTSTANDING AND
                        NUMBER OF ORDINARY      ISSUED ORDINARY SHARES OF THE
NAME OF SHAREHOLDER   SHARES OF THE COMPANY    COMPANY (ON FULLY DILUTED BASIS)
-------------------   ---------------------   ---------------------------------

SELLER                     78,940,104               Approximately 49.41%

OTHERS
TOTAL                                                               100%

The Seller is not aware of shareholders holding 5% or more of the issued and outstanding share capital of the Company. The Israeli founding shareholders hold together approximately 5.23% of the issued and outstanding ordinary shares of the Company (excluding treasury shares).

* FULLY DILUTED BASIS IS CALCULATED BASED ON THE ASSUMPTION THAT ALL OPTIONS ISSUED TO THE DATE HEREOF ARE FULLY EXERCISED.

As of 11 August 2009 there are 5,920,900 options in issue and not yet exercised. Therefore the percentage is based on the assumption that all options issued to 11 August 2009 are fully exercised, and accordingly the number of issued and outstanding ordinary shares is 159,769,331 (153,848,431 + 5,920,900)

                                  SCHEDULE 4.2

           ANY ISSUE OF PURCHASER'S SHARES OR OTHER EQUITY SECURITIES

             Scailex Employees Option Plans adopted in 2003 and 2009

                                 SCHEDULE 5.1(e)
                   RELATED PARTY AGREEMENTS WHICH SHALL INTACT

PARTIES TO THE AGREEMENT/ARRANGEMENT                  DESCRIPTION
-------------------------------------     --------------------------------------

1. Hutchison Whampoa 3G IP S.arl. and     Licence and Support and Maintenance
BEA Systems Limited                       Agreement dated 19 April 2002

-------------------------------------     --------------------------------------
2. H3G Procurement Services Sarl and      Framework Supply Agreement for supply
Nokia Corporation                         of 3G handsets dated 23 November 2004

-------------------------------------     --------------------------------------
3. H3G Procurement Services Sarl and      Framework Supply Agreement for supply
Sony Ericsson Mobile Communications       of 3G handsets dated 9 May 2005
AB

-------------------------------------     --------------------------------------
4. Hutchison Whampoa 3G IP Sarl and       Licence Agreement dated 4 February
Vidiator (Netherlands) B.V.               2003

-------------------------------------     --------------------------------------
5. Hutchison Whampoa 3G IP Sarl and       Maintenance Agreement dated 4 February
Vidiator Technology (US) Inc.             2003

-------------------------------------     --------------------------------------
6. Hutchison Whampoa 3G IP Sarl and       Framework Services Agreement dated 4
Vidiator Technology (US) Inc.             February 2003

-------------------------------------     --------------------------------------
7. Hutchison International Limited and    Addendum No.1 to Oracle Licence and
Services Oracle Systems Hong Kong         Agreement with effective date of 1
Limited.                                  April 2006